EXHIBIT 99.1

Media Contact: Stevi Wara
Diamond Resorts International®
Tel: 702.823.7069
media@diamondresorts.com

Investor Contact:     Joshua Hochberg
Sloane and Company
Tel: 212.486.9500
jhochberg@sloanepr.com

Diamond Resorts International, Inc. Reports Second Quarter 2016 Financial Results

August 8, 2016, Las Vegas, NV - Diamond Resorts International, Inc. (NYSE: DRII) (“Diamond”, “We” or the “Company”), today announced results for the second quarter ended June 30, 2016. In light of the Company’s recently announced entry into the Merger Agreement (as defined below), guidance will not be provided in this release.

Second Quarter 2016 Highlights

•	Total revenue for the second quarter increased $14.2 million, or 6.1%, to $245.7 million.

•	Net income for the second quarter decreased $10.1 million, or 28.5%, to $25.5 million.

•
Pre-tax income for the second quarter of 2016 was $43.8 million compared to $62.4 million in the second quarter of 2015 and included non-cash charges of $4.1 million and $4.4 million, respectively, related to stock-based compensation. Excluding these amounts, pre-tax income in the second quarter of 2016 would have been $47.9 million, a decrease of $18.9 million from $66.8 million in second quarter of 2015.

•
For the second quarter, net cash provided by operations was $15.9 million. During this period, we generated $8.2 million of Free Cash Flow (as defined and described below). As of June 30, 2016, we had made the decision not to place approximately $57.9 million of Vacation Interest notes receivable in the Funding Facilities, which would have generated in excess of $49.2 million of additional cash.

•
Adjusted EBITDA (as defined below) decreased $6.6 million, or 7.0%, to $88.5 million for the second quarter of 2016. This period included $9.5 million of expenses primarily incurred in connection with the strategic review that resulted in the execution of the Merger Agreement. We compute Adjusted EBITDA for debt covenant measurement purposes.

•
On June 29, 2016, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with affiliates of certain funds (the “Apollo Funds”) managed by affiliates of Apollo Global Management, LLC (together with its consolidated subsidiaries, “Apollo”) (NYSE: APO), pursuant to which the Apollo Funds will acquire Diamond Resorts for $30.25 per share or approximately $2.2 billion, subject to the conditions set forth in the Merger Agreement (“the Acquisition”). This transaction is expected to close in the fall of 2016.

Correction in Application of Relative Sales Value Model in the Accounting for Vacation Interests Cost of Sales; Restatement of Certain Prior Financial Statements

As previously reported, in connection with its review of the Company’s second quarter 2016 financial statements, the Company’s independent registered public accounting firm, BDO USA, LLP, expressed the view that the Company may not have correctly applied the relative sales value inventory valuation model in the preparation of its consolidated financial statements for 2014 and subsequent periods. In light of this, the Company re-evaluated its accounting treatment of its U.S. Collections under the relative sales value method, and management has now determined that a change related to the Company’s internal Vacation Interests inventory management strategy in 2014 should have been accounted for as a change in accounting estimate under applicable accounting standards. As a result, the Company has restated certain of its historical consolidated financial statements and other financial information to reflect its correction in the application of the relative sales value model in accounting for Vacation Interests cost of sales (the “Restatement”), as reflected in amendments to the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and Quarterly Reports on Form 10-Q for the quarters ended September 30, 2015 and March 31, 2016 (collectively, the “Amendments”). For further information, see the Company’s Current Report on Form 8-K and the Amendments filed by the Company contemporaneously with this release. As indicated in the restated financial statements, the change resulted in an increase in net income of $20.8 million for the year ended December 31, 2014 and decreases in net income of $5.6 million for the year ended December 31, 2015 and $1.3 million for the quarter ended March 31, 2016, in each case from amounts originally reported. The change in accounting treatment was non-cash in nature and, because Vacation Interests cost of sales is not included in the computation of Adjusted EBITDA under the Company's credit agreements, the change did not impact Adjusted EBITDA, nor did the change impact compliance with financial covenants under the Company’s credit agreements. The impact of the restatement on the Company’s operating results for the periods presented in this release (other than the three months ended June 30, 2016, for which financial information is not being restated) is reflected in the tables accompanying this release.

Second Quarter Earnings Summary

Hospitality and Management Services

Total management and member services revenue increased $4.1 million, or 9.8%, to $46.1 million for the three months ended June 30, 2016 from $42.0 million for the three months ended June 30, 2015. Management fees increased primarily as a result of the inclusion of the managed resorts from the Gold Key Acquisition and the Intrawest Acquisition during the three months ended June 30, 2016, as well as increases in operating costs at the resort level, which generated higher management fee revenue on a same-store basis from 107 cost-plus management agreements. We also experienced higher revenue from our Club operations due to increased membership dues and higher collection rate for the three months ended June 30, 2016, as compared to the three months ended June 30, 2015.

Management and member services expense decreased $0.5 million, or 6.8%, to $7.8 million for the three months ended June 30, 2016 from $8.3 million for the three months ended June 30, 2015. Management and member services expense as a percentage of management and member services revenue was 16.8% for the three months ended June 30, 2016, as compared to 19.8% for the three months ended June 30, 2015. The decrease in management and member services expense was primarily due to the absorption of certain costs as a result of the addition of new management agreements, principally from the Gold Key Acquisition and the Intrawest Acquisition.

Vacation Interests Sales and Financing

Vacation Interests sales, net, increased $5.0 million, or 3.4%, to $155.3 million for the three months ended June 30, 2016 from $150.3 million for the three months ended June 30, 2015. The increase in Vacation Interests sales, net, was attributable to a $14.8 million increase in gross Vacation Interests sales revenue, partially offset by a $9.8 million increase in our provision for uncollectible Vacation Interests sales revenue. The $14.8 million increase in Vacation Interests sales revenue during the three months ended June 30, 2016 compared to the three months ended June 30, 2015 was generated by sales growth primarily attributable to an increase in VOI sales transactions and average sales price per transaction; the Gold Key Acquisition; and to a lesser extent, the Intrawest Acquisition.

The number of tours increased by 11,791, or 20.7%, to 68,702 for the three months ended June 30, 2016 from 56,911 for the three months ended June 30, 2015. Our VOI sales transactions increased by 621, or 7.3%, to 9,163 during the three months ended June 30, 2016, compared to 8,542 transactions during the three months ended June 30, 2015, and VOI average sales price per transaction increased by $645, or 3.1%, to $21,378 for the three months ended June 30, 2016 from $20,733 for the three months ended June 30, 2015. Our VPG decreased by $261, or 8.4%, to $2,851 for the three months ended June 30, 2016 from $3,112 for the three months ended June 30, 2015, as a result of a lower average closing percentage (which represents the percentage of VOI sales closed relative to the total number of tours at our sales centers). The increase in tours and transactions was primarily attributable to same-store growth, as well as the addition of the Gold Key and the Intrawest sales centers. The increase in average sales price per transaction was due principally to the continued focus on moving customer transactions towards our one-week equivalent sales price and the success of the hospitality driven sales and marketing initiatives, which are based upon the power of vacations for happier and healthier living. Our closing percentage decreased to 13.3% for the three months ended June 30, 2016 from 15.0% for the three months ended June 30, 2015 principally due to (i) an increase in cancellations resulting from external parties discouraging certain customers from fulfilling their contractual obligations and (ii) a higher mix of tours to non-owners (in part due to the Gold Key Acquisition), which typically exhibit a lower closing percentage than tours to existing owners.

Provision for uncollectible Vacation Interests sales revenue increased $9.8 million, or 47.1%, to $30.6 million during the three months ended June 30, 2016 from $20.8 million during the three months ended June 30, 2015. This increase was primarily due to an increase in defaults resulting from external parties discouraging certain borrowers from staying current on their payments, as well as an increase in Vacation Interests sales. The provision for uncollectible Vacation Interests sales as a percentage of gross Vacation Interests sales was 16.5% and 12.2% for the three months ended June 30, 2016 and 2015, respectively. The weighted average FICO credit scores of loans written during each of the three months ended June 30, 2016 and three months ended June 30, 2015 were 752. We continue to focus on disciplined underwriting and highly qualified borrowers. The allowance for Vacation Interests notes receivable as a percentage of gross Vacation Interests notes receivable was 20.9% and 22.1% as of June 30, 2016 and June 30, 2015, respectively.

Advertising, sales and marketing expense for the second quarter of 2016 was $94.0 million compared to $84.9 million in the second quarter of 2015. Advertising, sales and marketing expenses as a percentage of Vacation Interests sales revenue increased 1.0 percentage point to 50.6% from 49.6%. This increase was primarily due to additional costs related to sales centers acquired in connection with the Gold Key Acquisition and the Intrawest Acquisition.

Vacation Interests cost of sales increased $6.3 million, to $15.7 million for the three months ended June 30, 2016 from $9.4 million for the three months ended June 30, 2015. The increase in Vacation Interests cost of sales was primarily due to: (i) a $0.6 million increase due to an increase in Vacation Interests sales revenue; and (ii) a $5.7 million net increase in cost of sales under the relative sales value method due to (a) a $10.2 million increase due to a proportionately smaller increase in recovered inventory during the quarter ended June 30, 2016 as compared to the quarter ended June 30, 2015; (b) a $3.4 million decrease due to a proportionately larger increase in the average selling price per point resulting from changes in sales mix and pricing increases during the quarter ended June 30, 2016 as compared to the quarter ended June 30, 2015; and (c) an offsetting decrease of $1.1 million related to other changes in the relative sales value model, including an increase in the provision for uncollectible Vacation Interests sales revenue, changes in sales incentives and other estimates. Vacation Interests cost of sales as a percentage of Vacation Interests sales, net increased to 10.1% for the three months ended June 30, 2016 from 6.3% for the three months ended June 30, 2015.

General and Administrative Expense

General and administrative expense of $37.2 million and $23.5 million for the second quarter of 2016 and 2015 included $2.8 million and $3.4 million of non-cash stock-based compensation charges, respectively. Including these charges, general and administrative expense as a percentage of total revenue was 15.2% in the second quarter of 2016 as compared to 10.2% in the second quarter of 2015. Excluding these charges, general and administrative expense as a percentage of total revenue increased 5.3 percentage points to 14.0% in the second quarter of 2016 from 8.7% in the second quarter of 2015. The increase in general and administrative expense (excluding the non-cash stock-based compensation charges) as a percentage of total revenue was mainly attributable to (i) $9.5 million of legal, investment banking and other costs incurred during the three months ended June 30, 2016 primarily in connection with the strategic review that resulted in the execution of the Merger Agreement; and (ii) incremental expenses incurred resulting from the Gold Key Acquisition and the Intrawest Acquisition.

Pre-tax Income and Net Income

Pre-tax income for the second quarter of 2016 was $43.8 million compared to $62.4 million in the second quarter of 2015 and included non-cash charges of $4.1 million and $4.4 million, respectively, related to stock-based compensation. Excluding these amounts, pre-tax income in the second quarter of 2016 would have been $47.9 million, a decrease of $18.9 million from $66.8 million in second quarter of 2015.

Net income for the second quarter in 2016 and 2015 were inclusive of the stock-based compensation expense discussed above. Net income decreased $10.1 million to $25.5 million during the period for 2016 from $35.6 million in 2015.

Capital Resources and Liquidity

As of June 30, 2016, the Company had cash and cash equivalents of $228.8 million representing a net decrease of $61.7 million from $290.5 million as of December 31, 2015.

During the quarter ended June 30, 2016 and 2015, we used cash of $13.6 million and $18.1 million, respectively, for acquisitions of VOI inventory pursuant to inventory recovery agreements and in open market and bulk VOI inventory purchases, for capitalized legal, title and trust fees and for the construction of VOI inventory. Of these total cash amounts, $2.0 million and $5.9 million during the three months ended June 30, 2016 and 2015, respectively, were used for the construction of VOI inventory.

As more fully presented in the Consolidated Statements of Cash Flows, net cash provided by operating activities for the quarter ended June 30, 2016 was $15.9 million and was the result of net income of $25.5 million and non-cash revenues and expenses totaling $56.1 million, offset by other changes in operating assets and liabilities that resulted in a net credit of $65.7 million. Net cash provided by operating activities for the quarter ended June 30, 2015 was $40.9 million and was the result of net income of $35.6 million and non-cash revenues and expenses totaling $50.1 million, partially offset by other changes in operating assets and liabilities that resulted in a net credit of $44.8 million.

Net cash used in investing activities for the quarter ended June 30, 2016 was $7.5 million, comprised of (i) $8.4 million used to purchase property and equipment, primarily associated with information technology related projects and equipment and renovation projects at certain sales centers; partially offset by $0.9 million in proceeds from the sale of assets in our European operations. Net cash used in investing activities for the quarter ended June 30, 2015 was $8.3 million, consisting of (i) $6.8 million used to purchase property and equipment, primarily associated with information technology related projects and equipment and renovation projects at certain sales centers, and (ii) $1.5 million for the investment in the Asia joint venture.

As more fully presented in the Consolidated Statements of Cash Flows, net cash used in financing activities for the quarter ended June 30, 2016 was $7.2 million. Net cash provided by financing activities for the quarter ended June 30, 2015 was $17.1 million.

As of June 30, 2016, we had made the decision not to place approximately $57.9 million of Vacation Interest notes receivable in the Funding Facilities, which would have generated in excess of $49.2 million of additional cash.

The Acquisition

On June 29, 2016, the Company entered into the Merger Agreement, providing for the acquisition of the Company for $30.25 per share of common stock, or approximately $2.2 billion. The transaction is expected to be completed through a two-step all-cash offer, consisting of a tender offer commenced by Dakota Merger Sub, Inc., an affiliate of Apollo, to purchase all of the Company’s outstanding common stock (the “Offer”), followed by a subsequent merger in which all remaining common stock, stock options, restricted stock units and deferred stock will be converted into cash at the same price per share as provided in the Offer.

On July 14, 2016, pursuant to the Merger Agreement, the Offer was commenced and is scheduled to expire at midnight on August 10, 2016, unless extended. The completion of the Offer is conditional upon, among other things, the tender of at least one more share of common stock than 50% of the outstanding shares. Additional information regarding the Offer and the Acquisition, including the financing for these transactions and the conditions to their consummation, may be found in the Schedule 14D-9 filed on July 14, 2016 by the Company with the U.S. Securities and Exchange Commission (the “SEC”) and the Schedule TO filed on July 14, 2016 with the SEC by the affiliates of Apollo making the Offer.

Additional Information

Additional information may be found in the Second Quarter 2016 Investor Presentation posted on the Investor Relations section of our website at http://investors.diamondresorts.com.

Cautionary Notes Regarding Forward-Looking Statements

This press release contains forward-looking statements, including statements related to the transactions contemplated by the Merger Agreement and other statements regarding the Company’s current expectations, prospects and opportunities. These forward-looking statements are covered by the "Safe Harbor for Forward-Looking Statements" provided by the Private Securities Litigation Reform Act of 1995. The Company has tried to identify these forward looking statements by using words such as “expect,” “anticipate,” “estimate,” “plan,” “will,” “would,” “should,” “could,” “forecast,” “believe,” “guidance,” “projection,” “target” or similar expressions, but these words are not the exclusive means for identifying such statements. The Company cautions that a number of risks, uncertainties and other factors could cause the Company's actual results to differ materially from those expressed in, or implied by, the forward-looking statements, including, without limitation, adverse trends or disruptions in economic conditions generally or in the vacation ownership, vacation rental or travel industries; adverse changes to, or interruptions in, relationships with the Company's affiliates and other third parties, including termination of the Company's hospitality management contracts; the Company’s ability to integrate operations and personnel associated with its strategic acquisitions and any related increases in expenses and disruption of the Company’s ongoing business; the Company's ability to maintain an optimal inventory of vacation ownership interests for sale overall, as well as in specific Collections (including by building or acquiring new inventory in reliance upon arrangements with third-party financial sponsors); the market price of the Company's stock prevailing from time to time; alternative uses of cash and investment opportunities pursued by the Company from time to time; the Company’s compliance with the financial and other covenants contained in the credit agreement with respect to the Company’s senior secured credit facility; the Company's ability to sell, securitize or borrow against its consumer loans; changes in the default rates of our consumer loan portfolio; decreased demand from prospective purchasers of Vacation Interests; adverse events or trends in vacation destinations and regions where the resorts in our network are located; changes in the Company's senior management; the Company's ability to comply with regulations applicable to the vacation ownership industry; the effects of the Company's indebtedness and its compliance with the terms thereof; the Company's ability to successfully implement its growth strategy; and the Company's ability to compete effectively. With respect to the transactions contemplated by the Merger Agreement, there is no assurance that the transactions will be consummated. Potential risks and uncertainties related to such transactions include, among others, the impact of the announcement of the pending transactions on the Company's business, its financial and operating results and its employees, suppliers and customers (in particular, HOAs and prospective purchasers of vacation ownership interests); factors affecting the feasibility and timing of the consummation of the transactions, including, without limitation, required third-party consents and regulatory approvals; the ability to satisfy the conditions to closing contained in the Merger Agreement and Offer; and risks related to realization of the expected benefits of these transactions to the Company and its stockholders. For a detailed discussion of factors that could affect the Company's future operating results, please see the Company's filings with the Securities and Exchange Commission, including the disclosures under “Risk Factors” in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

About Diamond Resorts International®

Diamond Resorts International® (NYSE: DRII), with its network of more than 430 vacation destinations located in 35 countries throughout the continental United States, Hawaii, Canada, Mexico, the Caribbean, South America, Central America, Europe, Asia, Australasia and Africa, provides guests with choice and flexibility to let them create their dream vacation, whether they are traveling an hour away or around the world. Our relaxing vacations have the power to give guests an increased sense of happiness and satisfaction in their lives, while feeling healthier and more fulfilled in their relationships, by enjoying memorable and meaningful experiences that let them Stay Vacationed™.

Diamond Resorts International® manages vacation ownership resorts and sells vacation ownership points that provide members and owners with Vacations for Life® at over 430 managed and affiliated properties and cruise itineraries.

Reconciliation of GAAP to Non-GAAP Measures

We believe supplementing our consolidated financial statements presented in accordance with U.S. GAAP with non-U.S. GAAP measures provides investors with useful information regarding our liquidity and short-term and long-term trends.

We define Adjusted EBITDA as our net income, plus: (i) corporate interest expense; (ii) provision (benefit) for income taxes; (iii) depreciation and amortization; (iv) Vacation Interests cost of sales; (v) loss on extinguishment of debt; (vi) impairments and other non-cash write-offs; (vii) loss on the disposal of assets; (viii) amortization of loan origination costs; (ix) amortization of net portfolio premiums; and (x) stock-based compensation; less (a) gain on the disposal of assets; (b) gain on bargain purchase from business combination; and (c) amortization of net portfolio discounts. Adjusted EBITDA is a non-U.S. GAAP financial measure and should not be considered in isolation, or as an alternative to net cash provided by operating activities or any other measure of liquidity, or as an alternative to net income, operating income or any other measure of financial performance, in any such case calculated and presented in accordance with U.S. GAAP. Additional information regarding our calculation of Adjusted EBITDA is provided below.

We present Adjusted EBITDA primarily because the Senior Credit Facility Agreement includes covenants which are determined by reference to the Adjusted EBITDA of the Company and its “restricted subsidiaries,” and other of our debt-related agreements include covenants that are determined by reference to measures calculated in a manner similar to the calculation of Adjusted EBITDA. As a result, we believe that supplementing our consolidated financial statements presented in accordance with U.S. GAAP with this non-U.S. GAAP measure provides investors with useful information with respect to our liquidity. As of June 30, 2016, all of our subsidiaries were designated as restricted subsidiaries, as defined in the Senior Credit Facility Agreement.
In addition to its application under the Senior Credit Facility Agreement, our management uses Adjusted EBITDA: (i) for planning purposes, including the preparation of our annual operating budget; (ii) to allocate resources to enhance the financial performance of our business; (iii) to evaluate the effectiveness of our business strategies; and (iv) as a factor for determining compensation for certain personnel.

We understand that, although measures similar to Adjusted EBITDA are frequently used by investors and securities analysts in their evaluation of companies, it has limitations as an analytical tool, including:

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not reflect cash requirements for income taxes;

•	Adjusted EBITDA does not reflect interest expense for our corporate indebtedness;

•	although depreciation and amortization are non-cash charges, the assets being depreciated or amortized will often have to be replaced, and Adjusted EBITDA does not reflect any cash requirements for these replacements;

•
we make expenditures to replenish Vacation Interests inventory (principally pursuant to our inventory recovery agreements and in connection with our strategic acquisitions), and Adjusted EBITDA does not reflect our cash requirements for these expenditures or certain costs of carrying such inventory (which are capitalized); and

•	other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

The following tables present Adjusted EBITDA reconciled to each of (i) our net cash provided by operating activities and (ii) our net income for the periods presented. These tables further reconcile to Free Cash Flow for the periods presented.

We define Free Cash Flow as our Adjusted EBITDA, as further adjusted for: (i) cash interest paid on corporate indebtedness; (ii) impact of receivables financing; (iii) cash spent for acquisitions of VOI inventory pursuant to inventory recovery agreements and in open market and bulk VOI inventory purchases, for capitalized legal and title and trust fees; (iv) cash spent for corporate capital expenditures; (v) cash paid for taxes; and (vi) other changes in net working capital. In arriving at Free Cash Flow, we also adjust for certain net changes in working capital.

We believe that Free Cash Flow is an important measure of our operating performance and, more specifically, that our presentation of Free Cash Flow provides useful information regarding our generation of cash from our operations and our ability to execute our business and growth strategies (including potential strategic transactions) from a financial perspective. Free Cash Flow is incorporated into the factors used to determine compensation for certain of our employees.

	(In thousands)
	(Unaudited)
	Quarter Ended June 30,		Six Months Ended June 30,
	2016	2015 (Restated)	2016	2015 (Restated)
Net cash provided by operating activities	$15,875	$40,902	$57,894	$85,962
Provision for income taxes	18,269	26,726	41,471	45,284
Provision for uncollectible Vacation Interests sales revenue (a)	(30,632)	(20,811)	(52,191)	(34,907)
Amortization of capitalized financing costs and original issue discounts (a)	(2,152)	(1,399)	(4,179)	(2,801)
Deferred income taxes (b)	(3,093)	(12,014)	(11,207)	(21,907)
Excess tax benefits from stock-based compensation (c)	—	—	—	375
Loss on foreign currency (d)	(1,267)	(100)	(1,616)	(198)
Gain on Vacation Interests notes receivable purchase (a)	54	183	161	279
Unrealized gain (loss) on derivative instruments (e)	187	153	56	(105)
Unrealized loss on post-retirement benefit plan (f)	—	(43)	—	(86)
Loss on investment in joint venture (a)	(223)	—	(346)	—
Corporate interest expense (g)	10,051	7,316	20,269	15,002
Change in operating assets and liabilities excluding acquisitions (h)	65,714	44,835	107,403	64,423
Vacation Interests cost of sales (i)	15,742	9,414	26,983	13,124
Adjusted EBITDA - Consolidated	88,525	95,162	184,698	164,445
Less: Cash interest paid on corporate indebtedness (j)	(8,085)	(6,069)	(16,145)	(12,163)
Impact of receivables financing (k)	(26,064)	(1,827)	(64,211)	(6,783)
Cash spent on inventory purchases (l)	(11,553)	(12,207)	(19,535)	(27,743)
Cash spent on corporate capital expenditures (m)	(8,449)	(6,757)	(13,181)	(10,917)
Cash paid for taxes (n)	(19,792)	(475)	(20,229)	(486)
Other changes in working capital, net (o)	(6,426)	6,583	(18,058)	11,784
Free Cash Flow	$8,156	$74,410	$33,339	$118,137
Common shares outstanding - as of the respective quarter end	69,743	73,102	69,743	73,102

(a)	Represents non-cash charge or gain.

(b)	Represents the deferred income tax liability, primarily related to current favorable tax laws regarding recognition of income from financed Vacation Interests sales and the utilization of our NOLs

(c)	Represents the amount of excess tax benefit that arises when stock-based compensation recognized on our tax return exceeds stock-based compensation recognized in our condensed consolidated statement of income and comprehensive income (loss).

(d)
Represents net realized loss on foreign exchange transactions settled at unfavorable exchange rates and unrealized net loss resulting from the devaluation of foreign currency-denominated assets and liabilities.

(e)	Represents the effects of the changes in mark-to-market valuations of derivative assets and liabilities.

(f)
Represents unrealized loss on our post-retirement benefit plan related to a collective labor agreement entered into with the employees of our two resorts in St. Maarten; this plan was deconsolidated during the quarter ended September 30, 2015.

(g)	Represents corporate interest expense; does not include interest expense related to non-recourse indebtedness that is secured by our VOI consumer loans.

(h)
Represents the net change in operating assets and liabilities excluding acquisitions, as computed directly from the statements of cash flows. Vacation Interests cost of sales is included in the net changes in unsold Vacation Interests, net, as presented in the statements of cash flows.

(i)
We record Vacation Interests cost of sales using the relative sales value method in accordance with ASC 978, "Real-estate Time-Sharing Activities," which requires us to make significant estimates which are subject to significant uncertainty. In determining the appropriate amount of costs using the relative sales value method, we rely on complex, multi-year financial models that incorporate a variety of estimated inputs. These models are reviewed on a regular basis, and the relevant estimates used in the models are revised based upon historical results and management's new estimates.

(j)	Represents cash interest paid on corporate indebtedness.

(k)
Represents the net impact of all receivables-backed financing activities, including securitization and funding facilities collection and reserve cash, Vacation Interests notes receivable, provision for uncollectible Vacation Interests sales revenue and proceeds from issuance of securitization notes and funding facilities, net of payments made on securitization notes and funding facilities.

(l)
Represents cash spent on (i) acquisitions of VOI inventory pursuant to inventory recovery agreements and in open market and bulk VOI inventory purchases; and (ii) capitalized legal, title and trust fees.

(m)	Represents cash spent on property and equipment capital expenditure, primarily related to information technology related projects and equipment and renovation projects at certain sales centers.

(n)	Represents cash paid on corporate taxes.

(o)	Represents net changes in other working capital items not specifically mentioned above. Working capital items are primarily timing differences and may vary significantly from period to period.

	(In thousands)
	(Unaudited)
	Quarter Ended June 30,		Six Months Ended June 30,
	2016	2015 (Restated)	2016	2015 (Restated)
Net income	$25,492	$35,640	$58,670	$60,010
Plus: Corporate interest expense (a)	10,051	7,316	20,269	15,002
Provision for income taxes	18,269	26,726	41,471	45,284
Depreciation and amortization (b)	10,833	8,457	21,393	17,097
Vacation Interests cost of sales (c)	15,742	9,414	26,983	13,124
Impairments and other non-cash write-offs (b)	—	7	—	12
(Gain) loss on disposal of assets (b)	(83)	72	(401)	38
Amortization of loan origination costs (b)	4,052	3,087	7,975	6,129
Amortization of net portfolio premiums (b)	41	21	61	32
Stock-based compensation (d)	4,128	4,422	8,277	7,717
Adjusted EBITDA - Consolidated	88,525	95,162	184,698	164,445
Less: Cash interest paid on corporate indebtedness (e)	(8,085)	(6,069)	(16,145)	(12,163)
Impact of receivables financing (f)	(26,064)	(1,827)	(64,211)	(6,783)
Cash spent on inventory purchases (g)	(11,553)	(12,207)	(19,535)	(27,743)
Cash spent on corporate capital expenditures (h)	(8,449)	(6,757)	(13,181)	(10,917)
Cash paid for taxes (i)	(19,792)	(475)	(20,229)	(486)
Other changes in working capital, net (j)	(6,426)	6,583	(18,058)	11,784
Free Cash Flow	$8,156	$74,410	$33,339	$118,137
Common shares outstanding - as of the respective quarter end	69,743	73,102	69,743	73,102

(a)	Represents corporate interest expense; does not include interest expense related to non-recourse indebtedness that is secured by our VOI consumer loans.

(b)	These items represent non-cash charges/gains.

(c)
We record Vacation Interests cost of sales using the relative sales value method in accordance with ASC 978, which requires us to make significant estimates which are subject to significant uncertainty. In determining the appropriate amount of costs using the relative sales value method, we rely on complex, multi-year financial models that incorporate a variety of estimated inputs. These models are reviewed on a regular basis, and the relevant estimates used in the models are revised based upon historical results and management's new estimates.

(d)	Represents the non-cash charge related to stock-based compensation expense.

(e)	Represents cash interest paid on corporate indebtedness.

(f)
Represents the net impact of all receivables-backed financing activities, including securitization and funding facilities collection and reserve cash, Vacation Interests notes receivable, provision for uncollectible Vacation Interests sales revenue and proceeds from issuance of securitization notes and funding facilities, net of payments made on securitization notes and funding facilities.

(g)
Represents cash spent on (i) acquisitions of VOI inventory pursuant to inventory recovery agreements and in open market and bulk VOI inventory purchases; and (ii) capitalized legal, title and trust fees.

(h)	Represents cash spent on property and equipment capital expenditure, primarily related to information technology related projects and equipment and renovation projects at certain sales centers.

(i)	Represents cash paid on corporate taxes.

(j)	Represents net changes in other working capital items not specifically mentioned above. Working capital items are primarily timing differences and may vary significantly from period to period.

The following tables present a reconciliation of general and administrative expense as reported to general and administrative expense, excluding (i) non-cash stock-based compensation; (ii) the one-time cash charge related to the termination of certain contractual relationships with Stephen J. Cloobeck, the Company's Chairman of the Board of Directors; and (iii) costs primarily incurred in connection with the strategic review that resulted in the execution of the Merger Agreement; and income before provision for income taxes to income before provision for income taxes, excluding non-cash stock-based compensation. We exclude the items discussed above because management excludes them from its forecasts and evaluation of our operational performance and because we believe that the U.S. GAAP measures including these items are not indicative of our core operating results.

	($ in thousands)
	(Unaudited)
	Quarter Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
General and administrative expense	$37,236	$23,531	$64,960	$55,787
Less: Stock-based compensation	(2,834)	(3,366)	(5,655)	(5,880)
Less: One-time cash charge related to the contract termination	—	—	—	(7,830)
Less: Costs primarily incurred in connection with the strategic review that resulted in the execution of the Merger Agreement	(9,467)	—	(11,130)	—
General and administrative expense after excluding stock-based compensation, one-time cash charge related to the contract termination, and costs primarily incurred in connection with the strategic review that resulted in the execution of the Merger Agreement	$24,935	$20,165	$48,175	$42,077

	($ in thousands)
	(Unaudited)
	Quarter Ended June 30,		Six Months Ended June 30,
	2016	2015 (Restated)	2016	2015 (Restated)
Income before provision for income taxes	$43,761	$62,366	$100,141	$105,294
Stock-based compensation	4,128	4,422	8,277	7,717
Income before provision for income taxes after excluding stock-based compensation	$47,889	$66,788	$108,418	$113,011

To properly and prudently evaluate our business, we encourage you to review our U.S. GAAP consolidated financial statements included in this press release, and not to rely on any single financial measure to evaluate our business. The non-U.S. GAAP financial measures included in this press release should not be considered in isolation, or as an alternative to net cash provided by operating activities or any other measure of liquidity, or as an alternative to net income, operating income or any other measure of financial performance, in any such case calculated and presented in accordance with U.S. GAAP.

Segment Reporting

The Company presents its results of operations in two segments: (i) Hospitality and Management Services, which includes operations related to the management of resort properties and the Diamond Collections, revenue from its operations of the Clubs and the provision of other services; and (ii) Vacation Interests Sales and Financing, which includes operations relating to the marketing and sales of Vacation Interests, as well as the consumer financing activities related to such sales. While certain line items reflected on the statement of income and comprehensive income fall completely into one of these business segments, other line items relate to revenues or expenses which are applicable to more than one segment. For line items that are applicable to more than one segment, revenues or expenses are allocated by management, which involves significant estimates. Certain expense items (principally corporate interest expense, depreciation and amortization and provision for income taxes) are not, in management's view, allocable to either of these business segments as they apply to the entire Company. In addition, general and administrative expenses are not allocated to either of these business segments because, historically, management has not allocated these expenses for purposes of evaluating the Company's different operational divisions. Accordingly, these expenses are presented under Corporate and Other.

DIAMOND RESORTS INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF INCOME BY BUSINESS SEGMENT
For the Quarters Ended June 30, 2016 and 2015 (Restated)
(In thousands)
(Unaudited)

	Quarter Ended June 30, 2016				Quarter Ended June 30, 2015 (Restated)
	Hospitality and Management Services	Vacation Interest Sales and Financing	Corporate and Other	Total	Hospitality and Management Services	Vacation Interest Sales and Financing	Corporate and Other	Total

Revenues:
Management and member services	$46,141	$—	$—	$46,141	$42,039	$—	$—	$42,039
Consolidated resort operations	4,729	—	—	4,729	4,125	—	—	4,125
Vacation Interests sales, net of provision of $0, $30,632,$0, $30,632, $0, $20,811, $0 and $20,811, respectively	—	155,317	—	155,317	—	150,281	—	150,281
Interest	—	21,222	404	21,626	—	18,420	379	18,799
Other	2,779	15,126	—	17,905	2,411	13,847	—	16,258
Total revenues	53,649	191,665	404	245,718	48,575	182,548	379	231,502
Costs and Expenses:
Management and member services	7,750	—	—	7,750	8,316	—	—	8,316
Consolidated resort operations	4,195	—	—	4,195	4,048	—	—	4,048
Vacation Interests cost of sales	—	15,742	—	15,742	—	9,414	—	9,414
Advertising, sales and marketing	—	94,015	—	94,015	—	84,878	—	84,878
Vacation Interests carrying cost, net	—	7,341	—	7,341	—	9,373	—	9,373
Loan portfolio	437	1,961	—	2,398	326	1,855	—	2,181
Other operating	23	7,567	—	7,590	—	7,338	—	7,338
General and administrative	—	—	37,236	37,236	—	—	23,531	23,531
Depreciation and amortization	—	—	10,833	10,833	—	—	8,457	8,457
Interest expense	—	4,889	10,051	14,940	—	4,205	7,316	11,521
Impairments and other write-offs	—	—	—	—	—	—	7	7
(Gain) loss on disposal of assets	—	—	(83)	(83)	—	—	72	72
Total costs and expenses	12,405	131,515	58,037	201,957	12,690	117,063	39,383	169,136
Income (loss) before provision for income taxes	$41,244	$60,150	$(57,633)	43,761	$35,885	$65,485	$(39,004)	62,366
Provision for income taxes	—	—	18,269	18,269	—	—	26,726	26,726
Net income	$41,244	$60,150	$(75,902)	$25,492	$35,885	$65,485	$(65,730)	$35,640

DIAMOND RESORTS INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF INCOME BY BUSINESS SEGMENT
For the Six Months Ended June 30, 2016 and 2015 (Restated)
(In thousands)
(Unaudited)

	Six Months Ended June 30, 2016				Six Months Ended June 30, 2015 (Restated)
	Hospitality and Management Services	Vacation Interest Sales and Financing	Corporate and Other	Total	Hospitality and Management Services	Vacation Interest Sales and Financing	Corporate and Other	Total

Revenues:
Management and member services	$92,237	$—	$—	$92,237	$82,678	$—	$—	$82,678
Consolidated resort operations	9,204	—	—	9,204	7,334	—	—	7,334
Vacation Interests sales, net of provision of $0, $52,191,$0, $52,191, $0, $34,907, $0 and $34,907, respectively	—	300,765	—	300,765		272,847	—	272,847
Interest	—	43,410	729	44,139	—	36,836	765	37,601
Other	4,618	28,551	—	33,169	4,305	24,257	—	28,562
Total revenues	106,059	372,726	729	479,514	94,317	333,940	765	429,022
Costs and Expenses:
Management and member services	15,395	—	—	15,395	16,397	—	—	16,397
Consolidated resort operations	7,977	—	—	7,977	7,749	—	—	7,749
Vacation Interests cost of sales	—	26,983	—	26,983	—	13,124	—	13,124
Advertising, sales and marketing	—	180,740	—	180,740	—	153,391	—	153,391
Vacation Interests carrying cost, net	—	12,455	—	12,455	—	19,741	—	19,741
Loan portfolio	868	5,411	—	6,279	660	4,258	—	4,918
Other operating	38	13,548	—	13,586	—	12,349	—	12,349
General and administrative	—	—	64,960	64,960	—	—	55,787	55,787
Depreciation and amortization	—	—	21,393	21,393	—	—	17,097	17,097
Interest expense	—	9,737	20,269	30,006	—	8,123	15,002	23,125
Impairments and other write-offs	—	—	—	—	—	—	12	12
(Gain) loss on disposal of assets	—	—	(401)	(401)	—	—	38	38
Total costs and expenses	24,278	248,874	106,221	379,373	24,806	210,986	87,936	323,728
Income (loss) before provision for income taxes	$81,781	$123,852	$(105,492)	100,141	$69,511	$122,954	$(87,171)	105,294
Provision for income taxes	—	—	18,269	41,471	—	—	26,726	45,284
Net income	$81,781	$123,852	$(123,761)	$58,670	$69,511	$122,954	$(113,897)	$60,010

DIAMOND RESORTS INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
As of June 30, 2016 and December 31, 2015 (Restated)
(In thousands, except share data)

	June 30, 2016 (Unaudited)	December 31, 2015 (Restated)
Assets:
Cash and cash equivalents	$228,841	$290,510
Cash in escrow and restricted cash	76,555	98,295
Vacation Interests notes receivable, net of allowance of $173,040 and $165,331, respectively	672,828	622,607
Due from related parties, net	32,686	42,435
Other receivables, net	31,848	55,786
Income tax receivable	6,577	147
Deferred tax asset	992	1,104
Prepaid expenses and other assets, net	158,494	76,454
Unsold Vacation Interests, net	405,557	382,441
Property and equipment, net	105,975	95,361
Assets held for sale	8,931	1,672
Goodwill	127,874	104,521
Intangible assets, net	239,848	222,190
Total assets	$2,097,006	$1,993,523

Liabilities and Stockholders' Equity:
Accounts payable	$25,000	$15,144
Due to related parties, net	100,264	54,778
Accrued liabilities	229,043	221,919
Income taxes payable	457	360
Deferred income taxes	117,587	102,036
Deferred revenues	106,871	119,720
Senior Credit Facility, net of unamortized original issue discount of $4,360 and $4,735, respectively, and debt issuance cost of $10,858 and $11,515, respectively	559,448	558,416
Securitization notes and Funding Facilities, net of unamortized original issue discount of $83 and $103, respectively, and debt issuance costs of $11,026 and $12,678, respectively	597,326	630,080
Derivative liabilities	90	146
Notes payable	8,612	4,750
Total liabilities	1,744,698	1,707,349

Stockholders' equity:
Common stock $0.01 par value per share; authorized - 250,000,000 shares, issued - 69,742,698 and 71,928,002 shares, respectively	697	719
Preferred stock $0.01 par value per share; authorized 5,000,000 shares	—	—
Additional paid in capital	329,913	381,475
Retained earnings (accumulated deficit)	42,858	(15,812)
Accumulated other comprehensive loss	(21,160)	(20,151)
Subtotal	352,308	346,231
Less: Treasury stock at cost - zero and 2,222,383 shares, respectively	—	(60,057)
Total stockholders' equity	352,308	286,174
Total liabilities and stockholders' equity	$2,097,006	$1,993,523

DIAMOND RESORTS INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Quarters and Six Months ended June 30, 2016 and 2015 (Restated)
(In thousands)
(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2016	2015 (Restated)	2016	2015 (Restated)
Operating Activities:
Net income	$25,491	$35,639	$58,670	$60,010
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for uncollectible Vacation Interests sales revenue	30,632	20,811	52,191	34,907
Amortization of capitalized financing costs and original issue discounts	2,152	1,399	4,179	2,801
Amortization of capitalized loan origination costs and portfolio premiums (net of discounts)	4,093	3,108	8,036	6,161
Depreciation and amortization	10,833	8,457	21,393	17,097
Stock-based compensation	4,128	4,422	8,277	7,717
Excess tax benefits from stock-based compensation	—	—	—	(375)
Impairments and other write-offs	—	7	—	12
(Gain) loss on disposal of assets	(83)	72	(401)	38
Deferred income taxes	3,093	12,014	11,207	21,907
Loss on foreign currency exchange	1,267	100	1,616	198
Gain on Vacation Interests notes receivable repurchase	(54)	(183)	(161)	(279)
Unrealized (gain) loss on derivative instrument	(187)	(153)	(56)	105
Unrealized loss on post-retirement benefit plan	—	43	—	86
Loss on investment in joint venture	223	—	346	—
Changes in operating assets and liabilities excluding acquisitions:
Cash in escrow and restricted cash	(375)	(4,715)	(56)	(5,433)
Vacation Interests notes receivable	(50,045)	(50,009)	(88,193)	(77,427)
Due from related parties, net	6,595	24,290	14,891	19,561
Other receivables, net	4,574	8,821	23,713	31,731
Prepaid expenses and other assets, net	25,217	20,184	(71,316)	(53,603)
Unsold Vacation Interests, net	(25,715)	(29,651)	(22,968)	(37,994)
Accounts payable	4,597	5,327	10,169	9,724
Due to related parties, net	(10,161)	(13,211)	48,485	61,701
Accrued liabilities	4,986	11,954	(2,670)	19,164
Income taxes receivable/payable	(13,783)	(396)	(6,223)	(391)
Deferred revenues	(11,603)	(17,428)	(13,235)	(31,456)
Net cash provided by operating activities	15,875	40,902	57,894	85,962

Investing activities:
Property and equipment capital expenditures	(8,449)	(6,757)	(13,181)	(10,917)
Purchase of intangible assets in connection with the HM&C Master Agreement	—	—	—	(8,993)
Investment in joint venture in Asia	—	(1,500)	—	(1,500)
Purchase of assets in connection with the Intrawest Acquisition	—	—	(84,613)	—
Proceeds from sale of assets	901	2	901	238
Net cash used in investing activities	$(7,548)	$(8,255)	$(96,893)	$(21,172)

DIAMOND RESORTS INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS—Continued
For the Quarters and Six Months ended June 30, 2016 and 2015 (Restated)
(Unaudited)
(In thousands)

	Quarter Ended June 30,		Six Months Ended June 30,
	2016	2015 (Restated)	2016	2015 (Restated)
Financing activities:
Changes in restricted cash	$4,327	$6,673	$21,710	$903
Proceeds from issuance of securitization notes and Funding Facilities	79,175	90,284	141,177	153,490
Payments on Senior Credit Facility	—	—	—	(18,109)
Payments on securitization notes and Funding Facilities	(83,767)	(62,830)	(175,675)	(126,276)
Payments on notes payable	(5,452)	(4,109)	(7,318)	(6,849)
(Payments of) adjustments to debt issuance costs	(1,635)	18	(2,208)	(2,350)
Excess tax benefits from stock-based compensation	—	—	—	375
Common stock repurchases under the share repurchase program	—	(12,985)	—	(74,126)
Proceeds from exercise of stock options	112	389	196	2,205
Payments for derivative instrument	—	(316)	—	(316)
Net cash (used in) provided by financing activities	(7,240)	17,124	(22,118)	(71,053)

Net increase (decrease) in cash and cash equivalents	1,087	49,771	(61,117)	(6,263)
Effect of changes in exchange rates on cash and cash equivalents	(392)	623	(552)	(3)
Cash and cash equivalents, beginning of period	228,146	198,382	290,510	255,042
Cash and cash equivalents, end of period	$228,841	$248,776	$228,841	$248,776

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash interest paid on corporate indebtedness	$8,085	$6,069	$16,145	$12,163
Cash interest paid on securitization notes and Funding Facilities	$4,899	$4,195	$9,810	$8,092
Cash paid for taxes, net of cash tax refunds	$19,792	$475	$20,229	$486

Purchase of assets in connection with the Intrawest Acquisition:
Fair value of assets acquired	$7,033	$—	$80,382	$—
Goodwill acquired	(1,229)	—	22,857	—
Cash paid	—	—	(84,613)	—
Deferred tax liability	—	—	(4,419)	—
Liabilities assumed	$5,804	$—	$14,207	$—

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Insurance premiums financed through issuance of notes payable	$2,125	$—	$11,180	$8,492
Unsold Vacation Interests, net reclassified to property and equipment	$67	$—	$5,769	$—
Assets held for sale reclassified to unsold Vacation Interests	$—	$—	$—	$12,982
Assets held for sale reclassified to property and equipment	$45	$—	$45	$—
Unsold Vacation Interests reclassified to assets held for sale	$7,910	$177	$7,910	$—
Assets to be disposed but not actively marketed (prepaid expenses and other assets) reclassified to assets held for sale	$232	$—	$232	$—